Transcript of
Daegis, Inc.
Fiscal Year 2015 First Quarter Earnings Call
August 26, 2014

Participants
       Tim Bacci – CEO
       Susan Conner – Chief Financial Officer

Analysts
       Peter Grieve

Presentation

Operator
Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Daegis 1st quarter fiscal 2015 conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. This conference is being recorded today, Tuesday, August 26, 2014. With me today to lead the discussion and take your questions is Daegis CEO, Tim Bacci, and Chief Financial Officer, Susan Conner.

The company’s earnings release was issued at 3 p.m. Central time today and is available in the press release section of the company website at www.daegis.com. A recording of today’s call will be available for replay on the investor relation’s section of the company’s website.

Before we begin, I’d like to remind you that the comments made on today’s call may include projections or other forward-looking statements regarding the future operations, opportunities, or financial performance of Daegis within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risks and uncertainties and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could materially affect results.

The forward-looking statements made in today’s conference call are based on the information available as of today, August, 26, 2014, and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date. In addition to reporting financial results in accordance with the generally accepted accounting principles or GAAP, Daegis reports non-GAAP financial results. In the press release, the complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for GAAP presentation, the company believes the non-GAAP information allows for meaningful year-over-year comparisons and more clearly identifies the actual operating results for the business. The company uses the non-GAAP information internally to monitor their financial performance.

I would now like to turn the call over to Tim Bacci. Please go ahead, sir.

Tim Bacci – CEO
Thank you, operator. Good afternoon, everyone, and thanks for joining us on the call today. I’ll begin with a business overview and then we’ll turn the call over to Susan, who will walk us through the financial results. We will then take your questions.

We released our financial results about an hour ago. There are two takeaways that should be noted. First, we remain challenged on the top line. Our resulting revenue for the quarter is not where we wanted it to be. Though we’re making progress in the sales front, it hasn’t translated into the revenue that we’re looking for. On our previous conference call, I spoke to longer sale cycles and challenges with the sales hiring process. The former is going to be an ongoing reality as we move away from transactional sales to client relationships that are more strategic in nature and larger in total dollar value. The latter we resolved by implementing an internal recruiting process that’s generating more qualified candidates while being more quantitative from an assessment perspective.

Second, we continue to see the positive results from restructuring and realignment of the business that took place over the past 18 months. The operations are running very efficiently and as noted in our recent 8-K filing and again in our press release today we were able to refinance our debt, resulting in notable savings and interest costs. Susan will go into greater detail in her portion.

Looking back, I stepped in as the CEO in January of 2013, so I’ve been on board a little over 18 months, which is an appropriate time, especially in light of our continued shortfall on revenue, to assess what assumptions were correct versus incorrect, what we’ve learned over the timeframe, and where we believe the real growth opportunities are for the business.

The conclusions were as follows: A) There is still a lot of noise from a competitive perspective in the e-discovery segment of the market, resulting in some pricing pressure and a more difficult time dislodging incumbents. That said, our ability to rapidly develop and deploy new technology will continue to distinguish Daegis, giving us a competitive advantage. B) The environment for stand-alone opportunities in archive and e-discovery remains very competitive. The combined solution that Daegis offers is unique, is needed, and difficult to replicate. It’s clearly where the market is going. C) There is a resurgence in application and e-mail migration to either moderate environments or to the cloud or both. D) We’re at the very nascent stages of mobile application development at the corporate level, specifically for enterprise to employee use, something that we’re well positioned to take advantage of with our TD mobile development platform.

Distilling all of this down, it simply means that as a technology provider Daegis is competitively well positioned to meet a broader spectrum of governance, application, and data management needs for our clients. Additionally, it’s been clear to me for several months now that a direct sales strategy in isolation won’t be enough to scale the revenue it desired. So, both a regional and global channel strategy for all of our product offerings is necessary. This doesn’t imply that we’re late in acting on this, but rather there were some necessary advancements required in our product offerings, specifically with our application and e-mail migration tools and with our recently developed cloud-based hosted archive. This productizing gives systems integrators and value-added resellers the ability to directly sell, install, and support all of our products.

We’re currently in active discussions with several channel partners and plan to put the right resources in place to grow this accordingly. This type of balance between direct and indirect sales is nothing new to technology companies, and if it’s executed on correctly, it could increase our market penetration and corresponding revenues significantly.

Finally, I want to reiterate that as the market continues to evolve we’re seeing an increasing interest in our cloud-based solutions, which we believe will result in more predictable recurring stats like revenue. I remain confident about what’s unfolding here at Daegis and committed to do what’s necessary to achieve our goals.

With that, I’ll turn it over to Susan.

Susan Conner – CFO
Thank you, Tim, and good afternoon, everyone. I’d like to begin my remarks by discussing the refinancing of our credit agreement, which we completed at the end of the first quarter and was reported in our 8-K filing the first week of August. I’m happy with the results, as well as the working capital relief we are experiencing with the new terms in the refinancing. Our debt, which previously matured on June 30, 2015, has been extended until June 30, 2017. We’ll also save a minimum of $200,000 a year on interest costs, as we reduced our overall interest rate by 150 basis points and paid off the previous $1 million balance of the term loan B, which carried the highest interest rate of the entire facility.

Let me now move into our first quarter financial results. First quarter total revenue was $6.7 million, a 16% decrease compared to $8 million last year. Revenue for the archive and e-discovery segment was $4.1 million, compared to $5.4 million in the first quarter last year. The archive and e-discovery revenue decline is driven from lower professional services and hosting fees of which the large account we’ve noted before, where the legal matter is winding down, made up over $500,000 of this decrease.

As I’ve mentioned before and as Tim noted during his remarks, we are keenly focused on moving to a more recurring revenue model where our software will be sold on a SAS basis. With this shift comes a short-term drop in revenue, as this revenue is recognized over the service contract period and not when the license is sold or a particular project is completed.

Revenue for our mobile application development, database, and migration tools segment was $2.6 million, up slightly compared to $2.5 million in the first quarter last year. As Tim previously mentioned, the increase was driven from the growing interest in our composer migration business.

Favored by regular enhancements being made to our software products, our company-wide maintenance revenues remain relatively constant compared to last year.

First quarter operating expenses were $6.6 million, down 17% from $8 million in Q1 last year and down from $6.9 million sequentially from Q4. Our restructuring efforts from last year are evident in our results and the sequential decrease is primarily due to lower selling expenses consistent with the lighter revenue.

We delivered approximately $60,000 in income from operations, compared to a slight loss from operations of $24,000 last year. GAAP loss improved to $247,000 or $0.02 loss per share, compared to a GAAP loss of $633,000 or $0.05 loss per share last year.

Taking into account our lower revenue, which was then offset by our lower operating expenses, adjusted EBITDA was $823,000 for the quarter, essentially flat when compared to Q1 last year. The year-over-year EBITDA margin did, however, increase by 2 percentage points to 12%, from 10% last year.

Non-GAAP net income was $240,000, or $0.01 per share, compared to non-GAAP net income of $53,000, or $0.00 per share last year.

With the subleases for our real estate in New York and San Francisco being finalized, we have now completed the business unit alignment activities and you will no longer see these charges related to this alignment as an add back to our adjusted EBITDA going forward.

Moving onto the balance sheet, our July 31, 2014, cash balance was $5.1 million, up slightly from $5 million in July 31st last year and down $2.1 million from April 30, 2014, due to $2.2 million of payments we made on our credit facility during the quarter. These payments bring our total debt outstanding down to $12.6 million at July 31st quarter end. We continue to remain focused on keeping our costs in check while we drive towards the inflection point in our revenue growth.

Tim, back to you.

Tim Bacci – CEO
Thanks, Susan. Let me summarize everything coming in from a slightly differently angle. Independent of which door we come in through at the corporate level, legal, IT, or finance, what we’ve learned is that typically there is a need larger than any single point solution. It all revolves around managing massive data sets along with a mandate to migrate while mobilizing existing applications. Let me be clear. Daegis is not the only company that can meet all these needs on a services basis, but is the only company that I’m aware of that owns all of the necessary IP that enables all of this to happen.

I’ll look forward to future updates on our quarterly calls. With that, operator will now open the call for questions.

Operator
Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. (Operator instructions.) We will pause for just a moment.

We will take our first question from Peter Grieve [ph].

<Q>: Yes, thank you very much. Given that your next quarter is partially completed at this point, well not partially complete, but you’re well into the next quarter, what’s your prognosis for revenue for this upcoming quarter?

Tim Bacci – CEO
Well, Peter, we’re not giving guidance. We typically don’t give guidance and so it’s not something that we speak to. By the way, we hope into the not too distant future to put ourselves in a position to do just that, but we’re not quite there yet. There are some positive sign posts out there. The pipeline continues to build and we’re optimistic that in the coming quarters, and I say that plural, it’s difficult to put our finger on it, that we’ll see that inflection point that Susan referenced in her portion of the script.

Operator
(Operation instructions.) Seeing as there are no questions, I’d like to thank you, ladies and gentlemen. That does conclude the question and answer session and Daegis would like to thank you for your participation. You may now disconnect. Have a pleasant day.